                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                CEPHALON, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                                 CEPHALON, INC.

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380

                            ------------------------

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 14, 1997

                            ------------------------

TO THE STOCKHOLDERS OF CEPHALON, INC.:

     Notice is hereby given that the annual meeting of stockholders of CEPHALON, INC., a Delaware corporation (the "Company" or "Cephalon"), will be held at the Sheraton Great Valley Hotel, 707 Lancaster Avenue, Frazer, Pennsylvania, 19355, on Wednesday, May 14, 1997, at 9:30 a.m., Philadelphia time, for the following purposes:

          1. To elect seven directors;

          2. To approve an amendment to the Company's Equity Compensation Plan (the "Equity Compensation Plan") to increase the number of shares available under the plan; and

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record as of the close of business on March 21, 1997 will be entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof. A list of stockholders of the Company entitled to vote at the meeting will be available for inspection by a stockholder at the Company's office, for the ten days prior to the annual meeting and during normal business hours.

                                          By Order of the Board of Directors,

                                          BARBARA S. SCHILBERG
                                          Secretary
West Chester, Pennsylvania
March 26, 1997

             EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN
        THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES
          NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER
          DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED,
                REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                 CEPHALON, INC.

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 14, 1997

                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Cephalon, Inc. (the "Company" or "Cephalon"), for use at the 1997 annual meeting of stockholders to be held at the Sheraton Great Valley Hotel, 707 Lancaster Avenue, Frazer, Pennsylvania, 19355, on Wednesday, May 14, 1997, at 9:30 a.m., Philadelphia time, and at any adjournments thereof. This proxy statement and the accompanying proxy card are expected to be first distributed to stockholders on or about April 7, 1997.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers, directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also has retained the services of MacKenzie Partners, Inc. as the Company's proxy solicitation agent for the 1997 annual meeting, at a cost of approximately $8,000, which will be borne by the Company. The Company also will request banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from beneficial owners, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

     The Company's annual report to stockholders for the fiscal year ended December 31, 1996, including financial statements, is being mailed to stockholders with this proxy statement but does not constitute a part of this proxy statement.

                             VOTING AT THE MEETING

     Holders of shares of common stock of the Company, par value $.01 per share ("Common Stock"), of record at the close of business on March 21, 1997 are entitled to vote at the meeting and at any adjournments thereof. As of that date, there were 24,774,051 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name.

     The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the meeting constitutes a quorum. A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the subject matter is required to approve the proposal to amend the Cephalon, Inc. Equity Compensation Plan (the "Equity Compensation Plan") and to take action with respect to any other matter that may properly be brought before the meeting.

     Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

     With regard to the election of directors, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to amend the Equity Compensation Plan (but not for the election of directors). Abstentions will be considered present and entitled to vote at the meeting, but will not be counted as votes cast in the affirmative on a given matter. Abstentions on the proposal to amend the Equity Compensation Plan will have the effect of a negative vote because the proposal requires the affirmative vote of a majority of the outstanding shares or a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

     Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals. Any broker non-votes on the proposal to amend the Equity Compensation Plan would have no effect on the outcome of the proposal, because this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, and such broker non-votes will not be considered shares present and entitled to vote with respect to such matters under applicable Delaware law.

     Execution of the accompanying proxy will not affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy card, at any time before the proxy is voted.

     Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy card from the broker or bank assigning voting rights to you for your shares.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     Seven directors are to be elected at the 1997 annual meeting. The term of each director expires at the next annual meeting of stockholders and each person shall hold office until the election and qualification of his respective successor or until his earlier death, removal or resignation. The board of directors consists of such number of directors as is fixed from time to time by resolution adopted by the board of directors. The board of directors currently is authorized to have seven members.

     The nominees for election as directors of the Company are Drs. Baldino, Feeney and Witzel and Messrs. Egan, Greenacre, Moley and Peacock. All nominees are presently directors of the Company whose terms expire at the time of the 1997 annual meeting of stockholders. All nominees have consented to be named and to serve if elected.

     The seven directors are to be elected by a plurality of the votes cast. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the election of all such nominees. The board of directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the board of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.
                       ----------------------------------

                             NOMINEES FOR ELECTION
                       ----------------------------------

                                                                                       YEAR FIRST
                                       PRINCIPAL OCCUPATIONS DURING PAST FIVE            BECAME
    NAME OF DIRECTOR      AGE              YEARS AND CERTAIN DIRECTORSHIPS              DIRECTOR
------------------------  ---   -----------------------------------------------------  ----------
Frank Baldino, Jr.,                                                                     1987
  Ph.D. ................  43    Dr. Baldino, founder of the Company, has served as
                                President, Chief Executive Officer and director since
                                the Company's inception. Dr. Baldino holds several
                                adjunct academic appointments including Adjunct
                                Professor of Pharmacology at Temple University
                                Medical School, Adjunct Professor of Physiology and
                                Biophysics and Adjunct Professor of Neurology at
                                Hahnemann University. He currently serves as a
                                director of Viro Pharma, Inc., a biopharmaceutical
                                company, Integrated Systems Consulting Group, which
                                provides consulting services for information
                                processing, and Pharmacopeia, Inc., a developer of
                                proprietary technology platforms for pharmaceutical
                                companies.

William P. Egan.........  52    Since 1979, Mr. Egan has served as President of Burr,   1988
                                Egan, Deleage & Co., a venture capital company. Mr.
                                Egan is also a general partner of ALTA Communications
                                VI, L.P., a venture capital firm founded in 1996. He
                                currently serves as a director of Broderbund
                                Software, Inc.
Robert J. Feeney,                                                                       1988
  Ph.D..................  71    Since October 1987, Dr. Feeney has served as a
                                general partner of Hambrecht & Quist Life Science
                                Technology Fund, a life sciences venture capital fund
                                affiliated with Hambrecht & Quist Incorporated. For
                                37 years prior thereto, Dr. Feeney was employed at
                                Pfizer Inc. and last served as its Vice President of
                                Licensing and Development. Dr. Feeney currently
                                serves as a director of QLT PhotoTherapeutics Inc., a
                                Canadian biotechnology company,

                                                                                       YEAR FIRST
                                       PRINCIPAL OCCUPATIONS DURING PAST FIVE            BECAME
    NAME OF DIRECTOR      AGE              YEARS AND CERTAIN DIRECTORSHIPS              DIRECTOR
------------------------  ---   -----------------------------------------------------  ----------
Martyn D. Greenacre.....  55    From 1993 to 1996, Mr. Greenacre served as President    1992
                                and Chief Executive Officer and as a director of
                                Zynaxis Inc., a biopharmaceutical company. From 1989
                                to 1992, Mr. Greenacre was Chairman Europe,
                                SmithKline Beecham Pharmaceuticals. He joined
                                SmithKline & French in 1973 where he held
                                increasingly responsible positions in commercial
                                operations and management. Mr. Greenacre currently
                                serves as a director of IBAH, Inc., which provides
                                clinical research and other development services to
                                pharmaceutical companies, Creative Biomolecules,
                                Inc., a biotechnology company, and Genset s.a., a
                                human genome sciences company.

Kevin E. Moley..........  50    Since January 1996, Mr. Moley has been President and    1994
                                CEO of Integrated Medical Systems, Inc., where he has
                                served as a director since 1994. From February 1993
                                to December 1995, Mr. Moley was Senior Vice President
                                of PCS Health Systems, a provider of prescription
                                management services. From 1984 to 1993, he held
                                positions of increasing responsibility with the U.S.
                                Department of Health and Human Services. From 1975 to
                                1983, he held marketing, sales, and service positions
                                with New England Life.

Bruce A. Peacock........  45    Mr. Peacock joined Cephalon in February 1992 and has    1994
                                served as Executive Vice President and Chief
                                Operating Officer since February 1994. Prior to
                                February 1994, Mr. Peacock served as Executive Vice
                                President, Treasurer and Chief Financial Officer of
                                the Company. From 1982 to January 1992, Mr. Peacock
                                was employed by Centocor, Inc., a biopharmaceutical
                                company, most recently as Senior Vice President,
                                Chief Financial Officer and Treasurer.
Horst Witzel,                                                                           1991
  Dr.-Ing...............  69    From 1986 until his retirement in 1989, Dr. Witzel
                                served as the Chairman of the Board of Executive
                                Directors of Schering AG and, prior to 1986, was a
                                member of the Board of Executive Directors in charge
                                of Production and Technology. Dr. Witzel currently
                                serves as a director of The Liposome Company, Inc.
                                and Aastrom Biosciences, Inc., each a biotechnology
                                company.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The board of directors of the Company met on five occasions in the fiscal year ended December 31, 1996. The Bylaws of the Company provide that the board of directors, by resolution adopted by a majority of the entire board of directors, may designate committees, each of which shall consist of one or more directors. The board of directors annually elects from its members the Audit Committee and the Stock Option and Compensation Committee (the "Compensation Committee"). Each director attended at least 75% of the aggregate of the meetings of the board of directors held during 1996 and the committee or committees on which he served during such period.

     Audit Committee. The Audit Committee is presently composed of three non-employee directors, Messrs. Egan, Greenacre and Moley. This committee meets with the Company's independent public accountants to review the scope and results of auditing procedures and the Company's accounting procedures and controls. The Audit Committee also provides general oversight with respect to the accounting principles employed in the Company's financial reporting. The Audit Committee met once during fiscal 1996.

     Stock Option and Compensation Committee. The Compensation Committee is presently composed of two non-employee directors, Dr. Witzel and Dr. Feeney. The Compensation Committee annually reviews the performance and total compensation package for the Company's executive officers, including the President and Chief Executive Officer; considers the modification of existing compensation and employee benefit programs and the adoption of new plans; administers the terms and provisions of the Equity Compensation Plan and the Cephalon, Inc. 401(k) Profit Sharing Plan; and reviews the compensation and benefits of non-employee directors. The administration of such plans includes the determination, subject to the respective plan provisions, of the individuals eligible to receive awards, the individuals to whom awards are granted, the nature of the awards to be granted, the number of awards to be granted, and the exercise price, vesting schedule, term and all other conditions and terms of the awards to be granted. The Compensation Committee met four times during 1996.

      PROPOSAL 2 -- APPROVAL OF AMENDMENT TO THE EQUITY COMPENSATION PLAN

     At the meeting, there will be presented to the stockholders a proposal to amend the Equity Compensation Plan of the Company. The Equity Compensation Plan was adopted in 1995 and will expire by its terms in 2005.

     On February 27, 1997, the board of directors adopted, subject to stockholder approval, an amendment to the Equity Compensation Plan which would increase the number of shares of Common Stock subject to the annual grants awarded under the plan from 2,000,000 to 3,500,000 shares, an increase of 1,500,000.

MATERIAL FEATURES OF THE EQUITY COMPENSATION PLAN

     General. The Equity Compensation Plan provides for the grant of incentive stock options or non-qualified stock options (collectively "Stock Options") and restricted stock awards ("Restricted Stock Grants"). The Equity Compensation Plan currently authorizes up to 2,000,000 shares of Common Stock for issuance pursuant to the terms of the Plan, subject to adjustment in certain circumstances as discussed below. The stockholders are being asked to consider and approve an amendment which would, commencing on the date of the 1997 annual meeting, increase the number of shares of Common Stock available for options and restricted stock grants by an additional 1,500,000 shares, for a total of 3,500,000 shares. If and to the extent options granted under the Equity Compensation Plan terminate, expire or are cancelled without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or award will become available again for purposes of the Equity Compensation Plan. No Grantee may receive grants of Stock Options for more than fifty percent (50%) of the aggregate number of shares of Common Stock issued or available for issuance under the Equity Compensation Plan.

     Administration of the Equity Compensation Plan. The Equity Compensation Plan is administered and interpreted by the Compensation Committee, which consists of not less than two persons appointed by the board of directors from among its members, each of whom must be a "disinterested person" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee has the sole authority to determine (i) the persons to whom Stock Options and/or Restricted Stock Grants (collectively, "Grants") may be granted under the Equity Compensation Plan, (ii) the type, size and other terms and conditions of each Grant, including the circumstances under which Stock Options will vest and the restriction period for Restricted Stock Grants will lapse, (iii) the time when the Grants are to be made and the duration of the exercise period for Stock Options or the restriction period for Restricted Stock Grants and (iv) any other matters arising under the Equity Compensation Plan.

     Grants. All Grants are subject to the terms and conditions set forth in the Equity Compensation Plan and to those other terms and conditions consistent with the Equity Compensation Plan as the Compensation Committee deems appropriate and as are specified in writing by the Compensation Committee to the designated individual (the "Grant Letter"). The Compensation Committee must approve the form and provisions of each Grant Letter. Grants under the Equity Compensation Plan need not be uniform as among other recipients of the same type of Grant.

     Eligibility for Participation. The Compensation Committee is responsible for designating employees of the Company and its subsidiaries and independent contractors and consultants of the Company, who are eligible for Grants under the Equity Compensation Plan. As of March 21, 1997, approximately 330 employees were eligible for Grants under the Equity Compensation Plan; it is not possible to specify in advance the number of independent contractors and consultants who may be eligible for Grants. The Compensation Committee is authorized, in its discretion, to select the persons to receive Grants (the "Grantees") from among those eligible and to determine the number of shares of Common Stock that are subject to each Grant.

     Formula Grants to Non-employee Directors. Non-employee directors of the Company will automatically receive, without the exercise of discretion by the Compensation Committee, annual Grants of NQSOs (as defined below). Under the Equity Compensation Plan, each new non-employee director will automatically receive a Grant of an NQSO to purchase 15,000 shares of Common Stock immediately upon his or her becoming a member of the board of directors. In addition, each non-employee director will automatically receive, upon his or her re-election to the board of directors, a Grant of an NQSO to purchase 10,000 shares of Common Stock on each date that the Company holds its annual meeting. Currently, five non-employee directors are entitled to receive such Stock Options. A non-employee director will not be eligible to receive, under the Equity Compensation Plan, Stock Options to purchase in excess of 50,000 shares of Common Stock (subject to certain adjustments). Stock Options granted to non-employee directors shall have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant and such options shall become exercisable with respect to 25% of the shares of Common Stock underlying such options on each anniversary following the date of grant.

     Stock Options. The Compensation Committee may grant Stock Options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Code or so-called "non-qualified stock options" that are not intended to so qualify ("NQSOs") or any combination of ISOs or NQSOs. Non-employee directors only receive NQSOs.

     The Compensation Committee fixes the option price per share on the date of Grant. The option price of any ISO granted under the Equity Compensation Plan may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. The current measure of fair market value on a particular date is the closing sale price of a share of Common Stock as reported on the Nasdaq National Market on that date. However, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the option price per share of an ISO must be at least 110% of the fair market value of a share of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a Grantee during any calendar year exceeds $100,000, such ISOs must be treated as NQSOs.

     The option price per share of an NQSO may be greater than or less than the fair market value of the underlying shares of Common Stock on the date of grant.

     The Compensation Committee determines the term of each Stock Option; provided, however, that the exercise period may not exceed ten years from the date of grant and, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the term may not exceed five years from the date of grant. The vesting period for Stock Options commences on the date of grant and ends on such date as is determined by the Compensation Committee, in its sole discretion, which is specified in the Grant Letter. A Grantee may exercise a Stock Option by delivering notice of exercise to the Compensation Committee with accompanying payment of the option price. The Grantee may pay the option price in cash, by delivering shares of Common Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the option price, or with a combination of cash and shares of Common Stock. The Grantee must pay, at the time of exercise, the option price and the amount of any federal, state or local withholding tax due in connection with such Stock Option exercise. Shares of

Common Stock are not to be issued or transferred upon exercise of the Stock Option until the option price and the withholding obligation are fully paid.

     Restricted Stock Grants. The Compensation Committee may issue shares of Common Stock under a Restricted Stock Grant for such cash consideration, if any, as is determined by the Compensation Committee. The number of shares of Common Stock granted to each Grantee is determined by the Compensation Committee. The Grant Letter may provide for a period during which the Grant will remain subject to certain restrictions, including restrictions on transferability (the "Restriction Period"). During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies, except to a successor grantee in the event of the Grantee's death. If a Grantee's employment terminates or if a Grantee who is an independent contractor or consultant ceases to perform services for the Company during the Restriction Period, the Restricted Stock Grant terminates with respect to all shares of Common Stock covered by the Grant as to which the restrictions have not lapsed, and those shares of Common Stock shall be forfeited by the Grantee and, if issued, immediately returned to the Company. All restrictions imposed under the Restricted Stock Grant lapse upon the expiration of the applicable Restriction Period. In addition, the Compensation Committee may determine as to any or all Restricted Grants that all restrictions will lapse under such other circumstances as it deems appropriate. A Grantee does not have the right to vote, or receive dividends in respect of, any shares of Common Stock until the applicable Restriction Period has expired. To ensure enforcement of the restrictions during the Restriction Period, the Company issues the shares only when the corresponding Restriction Period has lapsed.

     Amendment and Termination of the Equity Compensation Plan. The board of directors may amend or terminate the Equity Compensation Plan at any time; provided, however, that any amendment that materially increases the benefits accruing to Grantees under the Equity Compensation Plan, or increases the aggregate number (or individual limit for any Grantee) of shares of Common Stock that may be issued under the Equity Compensation Plan, or materially modifies the requirements as to eligibility for participation will be subject to approval by the stockholders of the Company. The Equity Compensation Plan will terminate on February 1, 2005 unless terminated earlier by the board of directors or extended by the board of directors with approval of the stockholders.

     Amendment and Termination of Outstanding Grants. A termination or amendment of the Equity Compensation Plan that occurs after a Grant is made will not result in the termination or amendment of the Grant unless the Grantee consents; provided, however, that the Compensation Committee may revoke any Grant the terms of which are contrary to applicable law, or modify any Grant to bring it into compliance with any then applicable government regulation. The termination of the Equity Compensation Plan will not impair the power and authority of the Compensation Committee with respect to outstanding Grants.

     Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock through the declaration of stock dividends, or through a recapitalization, stock split, or combination or exchange of such shares, or merger, recapitalization or consolidation of the Company, reclassification or change in the par value or by reason of any other extraordinary or unusual event, the number of shares of Common Stock available for Grants and the number of such shares covered by outstanding Grants, and the price per share or the applicable market value of such Grants, will be proportionately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

     Corporate Transactions/Change in Control of the Company. In the event of a "Corporate Transaction", all outstanding Stock Options will automatically accelerate and become immediately exercisable and all restrictions with respect to Restricted Stock Grants will lapse unless, and only to the extent that, such Grants are assumed or replaced by the successor corporation (or parent thereof) with options or awards meeting certain requirements as specified in the Equity Compensation Plan.

     The Equity Compensation Plan defines "Corporate Transaction" to mean the occurrence of either of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which more than 50% of the combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of more than 75% of the Company's assets in a single or related series of transactions.

     If an employee ceases employment by reason of an "Involuntary Termination" within 36 months after a Corporate Transaction in which his or her outstanding Stock Options were assumed or replaced or Restricted Stock Grants were replaced, such stock options (or replacement thereof) will automatically accelerate and become exercisable and all restrictions applicable to such restricted stock grants (or replacement thereof) shall lapse.

     In the event an employee ceases employment by reason of an "Involuntary Termination" within 36 months after a "Change in Control," each Stock Option (or replacements thereof) will automatically accelerate and become fully exercisable and all restrictions applicable to Restricted Stock Grants (or replacements thereof) will lapse. "Change in Control" is generally defined in the Equity Compensation Plan as a change in ownership or control of the Company through (i) the acquisition of more than 30% of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which the board of directors does not recommend such stockholders accept; or (ii) a change in the composition of the board of directors over a 24 month or shorter period such that a majority of the board of directors members cease to continue as members subject to certain conditions described in the Equity Compensation Plan.

     The Equity Compensation Plan defines "Involuntary Termination" to mean the termination of the service of any Grantee of the Company or any successor thereto which occurs by reason of (i) such individual's involuntary dismissal or discharge by the Company or the successor thereto for reasons other than the commission of any act of fraud, embezzlement or dishonesty by the Grantee, any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Company or its successor, or any other intentional misconduct by such individual adversely affecting the business or affairs of the Company or its successor in a material manner, or (ii) such individual's voluntary resignation, in either case following: (a) a change in his or her position with the Company or the successor thereto which materially reduces his or her level of responsibility, (b) a reduction in his or her level of compensation (including base salary, significant fringe benefits or any non-discretionary and objective-standard incentive payment or bonus award) by more than 10% in the aggregate or (c) a relocation of such individual's place of employment by more than 50 miles, only if such change, reduction or relocation is effected by the Company or the successor thereto without the individual's consent.

     With respect to non-employee directors, upon the occurrence of a Corporate Transaction or upon Involuntary Termination of a non-employee director within 36 months following a Change in Control, each Stock Option of such non-employee director will automatically accelerate and become fully exercisable and will remain exercisable until the expiration of the option term or earlier surrender of such Stock Option.

     Option and Restricted Stock Grant Information. As of March 1, 1997, an aggregate of 233,150 shares of Common Stock had been awarded subject to Restricted Stock Grants under the Equity Compensation Plan, and options to purchase an aggregate of 1,228,510 shares of Common Stock (net of cancellations) had been granted as of such date under the Equity Compensation Plan, of which 1,225,510 were outstanding. In February 1995, the Compensation Committee cancelled contingent options to purchase 453,750 shares, which were granted in December 1994 to executive officers under the Company's 1987 Stock Option Plan, and granted the same number under the Equity Compensation Plan. The replacement options were granted at an exercise price of $8.25 per share, the closing price of a share of Common Stock as reported in the Nasdaq National Market on the date of the December 1994 grant (the closing price of a share of Common Stock as reported in the Nasdaq National Market on the date of the February 1995 grant was $7.75); these options have a ten-year term, commencing December 1994, and are exercisable in cumulative 25% annual installments beginning in December 1995, with full vesting occurring by December 1998. See "Compensation of Executive Officers and Directors."

     Federal Income Tax Consequences. The federal income tax consequences of Grants under the Equity Compensation Plan are discussed below. See "Federal Income Tax Consequences of Grants under the Equity Compensation Plan."

VOTE REQUIRED FOR APPROVAL

     The proposal to amend the Equity Compensation Plan requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.

                   FEDERAL INCOME TAX CONSEQUENCES OF GRANTS
                       UNDER THE EQUITY COMPENSATION PLAN

     There are no federal income tax consequences to grantees or to the Company upon the grant of an NQSO. Upon the exercise of NQSOs, grantees will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares of Common Stock acquired by exercise of an NQSO, a grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares of Common Stock were held) in an amount equal to the difference between the amount realized upon the sale and the grantee's adjusted tax basis in the shares of Common Stock (the exercise price plus the amount of ordinary income recognized by the grantee at the time of exercise of the NQSO).

     A grantee of an ISO will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the Internal Revenue Code, in the year in which an ISO is exercised, the amount by which the fair market value of the shares of Common Stock acquired upon exercise exceeds the stock option price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. A grantee who disposes of the shares of Common Stock acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such shares were transferred to him will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price (or the grantee's other tax basis in the shares), and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if a grantee disposes of the shares of Common Stock acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the option price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the grantee held his or her shares of Common Stock prior to the disposition.

     A grantee normally will not recognize taxable income upon the award of a Restricted Stock Grant, and the Company will not be entitled to a deduction, until such Common Stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the Common Stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock (less any amounts paid for such shares) at that time and the Company will be entitled to a deduction in the same amount. A grantee may, however, elect to recognize ordinary compensation income in the year the Restricted Stock Grant is awarded in an amount equal to the fair market value of the Common Stock (less any amounts paid for such shares) at that time, determined without regard to the restrictions. In such event, the Company will be entitled to a deduction in the same year, provided the Company complies with the applicable withholding requirements for federal tax purposes. Any gain or loss recognized by the grantee upon subsequent disposition of the Common Stock will be capital gain or loss. If, after making the election, any Common Stock subject to a Restricted Stock Grant is forfeited, or if the market value declines during the Restriction Period, the grantee is not entitled to any tax deduction or tax refund.

     Tax Withholding. The Company has the right to require the grantee to pay the Company the amount of any taxes which the Company is required to withhold in respect of any grant or to take whatever action the Company deems necessary to satisfy any federal, state and local income and employment withholding tax obligations arising under the Equity Compensation Plan. The Company's obligation to issue shares of Common Stock upon the exercise of an option or the acceptance of a Restricted Stock Grant is conditioned upon the Grantee's compliance with such withholding requirements to the satisfaction of the Compensation Committee.

     Section 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of options granted under the Equity Compensation Plan and the value of shares of Common Stock received when the shares of Restricted Stock became transferable (or such other time when income is recognized). An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. In accordance with current regulations, options granted under the Equity Compensation Plan qualify as "performance-based compensation," but Restricted Stock Grants do not now qualify as "performance-based compensation."

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table summarizes the compensation for the periods ended December 31, 1996, 1995 and 1994 of those persons who were, at any time during the last completed fiscal year, the Company's Chief Executive Officer and who were, at December 31, 1996, the other five executive officers who earned the highest compensation during the last completed fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                               -------------------------------------------
                                              ANNUAL COMPENSATION                       AWARDS
                                     --------------------------------------    -------------------------
                                                                  OTHER                       SECURITIES
                                                                  ANNUAL        RESTRICTED    UNDERLYING       ALL OTHER
                                                                 COMPEN-          STOCK        OPTIONS          COMPEN-
            NAME              YEAR   SALARY($)   BONUS($)      SATION($)(1)    AWARDS($)(2)   GRANTED(#)      SATION($)(3)
----------------------------- ----   ---------   --------      ------------    ------------   ----------      ------------
----------------------------
Frank Baldino Jr., Ph.D. .... 1996   $350,000    $198,000        $ 25,011       $  443,750       50,000          $9,000
President and Chief           1995   $300,000    $180,000        $ 21,345       $2,480,000            0          $9,000
Executive Officer             1994   $268,000    $160,000        $    725       $        0      200,000(4)       $9,000
                              ------------------------------------------------------------------------------------
Joseph J. Day, Jr.(5)........ 1996   $180,000    $35,000         $ 31,426(5)    $   71,000        4,000          $9,000
Senior Vice President,        1995   $170,000    $41,000         $ 18,960(5)    $        0       10,000          $9,000
Business Development          1994   $ 41,610    $45,000 (5)     $    920(5)    $        0       33,750          $    0
                              ------------------------------------------------------------------------------------
Peter E. Grebow, Ph.D........ 1996   $190,000    $55,000         $  9,901       $  106,500        6,000          $9,000
Senior Vice President,        1995   $175,000    $42,000         $  1,244       $        0       10,500          $9,000
Drug Development              1994   $155,800    $37,000         $      0       $        0       25,000(4)       $9,000
                              ------------------------------------------------------------------------------------
Bruce A. Peacock............. 1996   $285,000    $107,000        $ 16,795       $  213,000       12,000          $9,000
Executive Vice President      1995   $247,000    $87,000         $ 11,403       $1,860,000            0          $9,000
and Chief Operating Officer   1994   $220,000    $77,000         $    298       $        0      175,000(4,6)     $9,000
                              ------------------------------------------------------------------------------------
Barbara S. Schilberg(7)...... 1996   $210,000    $63,000         $ 10,328       $   97,625        5,000          $9,000
Senior Vice President         1995   $195,000    $47,000         $     28       $        0       10,000          $9,000
and General Counsel           1994   $ 90,651    $51,000         $      0       $        0       65,000          $    0
                              ------------------------------------------------------------------------------------
Jeffry L. Vaught, Ph.D....... 1996   $190,000    $55,000         $ 10,214       $  106,500        6,000          $9,000
Senior Vice President,        1995   $175,000    $42,000         $ 51,468(8)    $        0       10,000          $9,000
Research                      1994   $150,200    $42,000         $    203       $        0       25,000(4)       $9,000

---------------
(1) The amounts shown for certain officers include:

    (a) Automobile allowances in 1996, as follows: Dr. Baldino $14,269; Mr. Peacock $8,319; Mr. Day $8,500; Dr. Grebow $8,500; Ms. Schilberg $8,500; and Dr. Vaught $8,500.

    (b) Financial estate planning advice in 1996, as follows: Dr. Baldino $4,452; Mr. Peacock $4,452; Mr. Day $3,007; and Dr. Grebow $360.

    (c) Supplemental long-term disability insurance in 1996, as follows: Dr. Baldino $4,813; Mr. Day $1,154; Dr. Grebow $1,041; Mr. Peacock $3,218;
        and Dr. Vaught $992.

    (d) Deferred compensation accounts above the 120% applicable federal rate are as follows: Dr. Baldino $1,477; Mr. Peacock $806; Mr. Day $1,274; Ms. Schilberg $1,828; and Dr. Vaught $722.

(2) Dollar amount shown equals number of shares subject to each restricted stock award, multiplied by the per share stock price on the award date. This amount does not take into account the diminution in value attributable to the restrictions applicable to the shares. The restricted stock awards reported in this table were made on December 13, 1995 and December 17, 1996, and the restrictions on such shares will lapse over four years, at the rate of 25% per year, on each anniversary of the award. The number and dollar value of the shares subject to the restricted stock awards held on December 31, 1996, based on a closing price of the Common Stock on December 31, 1996 of $20.50, was: Dr. Baldino 85,000 ($1,742,500); Mr. Peacock 57,000
    ($1,168,500); Mr. Day 4,000 ($82,000); Dr. Grebow 6,000 ($123,000); Ms.
    Schilberg 5,500 ($112,750) and Dr. Vaught 6,000 ($123,000). The number and dollar value of such shares on March 21, 1997, based on a closing price of the Common Stock on that date of $23,375, was: Dr. Baldino 85,000 ($1,986,875); Mr. Peacock 57,000 ($1,332,375); Mr. Day 4,000 ($93,500); Dr.
    Grebow 6,000 ($140,250); Ms. Schilberg 5,500 ($128,563); and Dr. Vaught
    6,000 ($140,250). No dividends will be paid on such shares until the applicable restrictions have lapsed. After the lapse of the applicable restrictions on the shares underlying these awards, dividends would be paid at the same rate as on other shares of Common Stock. However, the Company has never declared or paid cash dividends on the Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

(3) The amounts shown represent Company matching contributions during calendar years 1994, 1995, and 1996 under the Cephalon, Inc. 401(k) Profit Sharing Plan covering all of the Company's eligible employees.

(4) Consists of options (150,000 for Mr. Peacock) granted in December 1994, which were subsequently cancelled and replaced with options granted under the Equity Compensation Plan in February 1995. The replacement options were granted at an exercise price of $8.25 per share, the closing price of a share of Common Stock as reported in the Nasdaq National Market on the date of the December 1994 grant (the closing price of a share of Common Stock as reported in the Nasdaq National Market on the date of the February 1995 grant was $7.75 per share). The options have a ten-year term, commencing December 1994, and are exercisable in cumulative 25% annual installments beginning in December 1995, with full vesting occurring by December 1998. The options are subject to acceleration in the case of a Change in Control or a Corporate Transaction, as defined under the Equity Compensation Plan.

(5) Mr. Day commenced employment with the Company in October, 1994. In 1994, Mr. Day received a sign-on bonus of $35,000 and an annual bonus of $10,000. Mr. Day received living and relocation expenses of $17,491 in 1996, $18,474 in 1995 and $920 in 1994.

(6) 25,000 of the indicated options were granted under the Option Plan and have a ten-year term, are exercisable in cumulative 25% annual installments beginning one year after the date of the grant, with full vesting occurring on the fourth anniversary of the date of the grant. If a Change in Control or a Corporate Transaction (as defined in the Option Plan) were to occur, these options may become immediately exercisable.

(7) Ms. Schilberg commenced employment with the Company in June 1994. In 1994, Ms. Schilberg received a sign-on bonus of $25,000 and an annual bonus of $26,000.

(8) Includes $50,966 for relocation expenses reimbursed to Dr. Vaught during 1995.

     The following table summarizes stock options granted during the fiscal year ended December 31, 1996 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                                        --------------------------------------------------------        ANNUAL RATES OF
                                          NUMBER OF       PERCENT OF                                      STOCK PRICE
                                         SECURITIES      TOTAL OPTIONS                                  APPRECIATION FOR
                                         UNDERLYING       GRANTED TO      EXERCISE                       OPTION TERM(2)
                                           OPTION        EMPLOYEES IN      PRICE      EXPIRATION    ------------------------
                 NAME                   GRANTED(#)(1)     FISCAL 1996      ($/SH)        DATE         5%($)        10%($)
--------------------------------------  -------------    -------------    --------    ----------    ---------    -----------
Frank Baldino, Jr., Ph.D..............      50,000            9.8%         $17.75     Dec. 2006     $ 558,000    $ 1,414,500
--------------------------------------------------------------------------
Joseph J. Day, Jr.....................       4,000            0.8%         $17.75     Dec. 2006     $  44,640    $   113,160
--------------------------------------------------------------------------
Peter E. Grebow, Ph.D.................       6,000            1.2%         $17.75     Dec. 2006     $  66,960    $   169,740
--------------------------------------------------------------------------
Bruce A. Peacock......................      12,000            2.3%         $17.75     Dec. 2006     $ 133,920    $   339,480
--------------------------------------------------------------------------
Barbara S. Schilberg..................       5,000            1.0%         $17.75     Dec. 2006     $  55,800    $   141,450
--------------------------------------------------------------------------
Jeffry L. Vaught, Ph.D................       6,000            1.2%         $17.75     Dec. 2006     $  66,960    $   169,740

---------------
(1) Consists of options granted in December 1996. These options have a ten-year term, commencing December 1996, are exercisable in cumulative 25% annual installments beginning in December 1997, with full vesting occurring by December 2000. The options are subject to acceleration in the case of a Change in Control or a Corporate Transaction, as defined under the Equity Compensation Plan.
(2) Potential Realizable Values assume that the price of the Common Stock is equal to the exercise price shown for each particular option on the date of grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will depend on the extent, if any, to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment by the Company throughout the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

     The following table summarizes option exercises during the fiscal year ended December 31, 1996 and the value of vested and unvested options for the persons named in the Summary Compensation Table at December 31, 1996. Year-end values are based upon the closing market price of $20.50 per share of the Company's Common Stock on December 31, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                        SHARES                            OPTIONS AT                 IN-THE-MONEY OPTIONS
                                       ACQUIRED       VALUE          DECEMBER 31, 1996(#)          AT DECEMBER 31, 1996(2)
                                          ON         REALIZED    ----------------------------    ----------------------------
                NAME                  EXERCISE(#)     ($)(1)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------------  -----------    --------    -----------    -------------    -----------    -------------
Frank Baldino, Jr., Ph.D. ..........       0            $0         234,000         166,000       $1,964,500      $ 1,430,500
----------------------------------------------------------------------------
Joseph J. Day, Jr. .................       0            $0          19,376          28,374       $  150,481      $   243,457
----------------------------------------------------------------------------
Peter E. Grebow, Ph.D. .............       0            $0          66,375          30,125       $  649,938      $   185,563
----------------------------------------------------------------------------
Bruce A. Peacock....................       0            $0         229,000         105,000       $1,629,500      $ 1,022,000
----------------------------------------------------------------------------
Barbara S. Schilberg................       0            $0          35,000          45,000       $  303,125      $   316,875
----------------------------------------------------------------------------
Jeffry L. Vaught, Ph.D. ............       0            $0          69,750          30,250       $  570,063      $   186,938

---------------

(1) Market value of underlying securities at exercise date, minus the exercise price of all options.
(2) For "in-the-money" options, these amounts are the market value of underlying securities at December 31, 1996, minus the exercise price.

     The Company does not currently grant any long-term incentives other than stock options and restricted stock to its executive officers or other employees. The Company does not sponsor any defined benefit or actuarial plans at this time.

COMPENSATION OF DIRECTORS

     Employees of the Company who also are directors of the Company receive no additional remuneration for their service as a director.

     Non-employee directors receive a fee of $3,000 for each meeting of the board of directors attended as well as reimbursement of their expenses incurred to attend such meetings. In addition to the meeting fee, non-employee directors receive an annual retainer of $12,000. Non-employee directors who are members of a committee of the board of directors receive a $3,000 annual retainer for each such committee membership. Under the Equity Compensation Plan, new non-employee directors will receive on the effective date they first become a member of the board of directors, a grant of an option to purchase 15,000 shares of the Company's Common Stock. In addition, under the current terms of the Equity Compensation Plan, each non-employee director will receive a grant of an option to purchase 10,000 shares of the Company's Common Stock on the date of each annual meeting of stockholders at which he or she is re-elected. The Equity Compensation Plan provides that non-employee directors are not eligible to receive in the aggregate options to purchase in excess of 50,000 shares under such plan. All these options vest over a four-year period with an exercise price equal to the closing market price of the Company's Common Stock on the date of grant. With respect to non-employee directors, upon the occurrence of a Corporate Transaction (as defined in the Equity Compensation Plan) or upon Involuntary Termination (as defined in the Equity Compensation Plan) of a non-employee director within 36 months following a Change in Control (as defined in the Equity Compensation Plan), each option of such non-employee director will automatically accelerate and become fully exercisable and will remain exercisable until the expiration of the option term or earlier surrender of such option. In 1996, each of the non-employee directors received an annual grant of options, under the Equity Compensation Plan, to purchase 10,000 shares of Common Stock at an exercise price of $30.50 per share.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee annually reviews the performance and total compensation package for all executive officers, considers the modification of existing compensation and employee benefit programs and the adoption of new plans, administers the Company's 1987 Stock Option Plan and the Equity Compensation Plan and reviews the compensation and benefits of non-employee directors.

COMPENSATION PHILOSOPHY

     The Compensation Committee believes that a well designed compensation program should align the goals of the stockholder with the goals of the executive and that a significant part of an executive's compensation, over the long term, should be dependent upon the value created for the stockholder. However, the Compensation Committee recognizes that, in the short-term, the market price of the Company's stock will be affected by many factors, some of which may be transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry, which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and, currently, few commercial products. In such an environment, external events, such as negative financial and clinical reports from other members of the biotechnology industry, can have a marked adverse effect on the stock prices of companies within the industry, including Cephalon. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value to stockholders with components based upon the execution of shorter-term strategic goals. These goals include progress in research and drug development programs, success in financings, corporate collaborations, and the development of the organization. The Compensation Committee expects that the achievement of these shorter-term goals ultimately will contribute to the long-term success of the enterprise.

OVERVIEW OF 1996

     The Compensation Committee believes that the management team took positive action in 1996 to position the Company for long-term stockholder value and future challenges. Specifically, significant results were achieved with respect to each of the strategic goals outlined above.

     Progress in research and drug development was demonstrated by the:

     - completion and analysis of the results of two successful Phase III studies of Provigil(R) (modafinil) for the treatment of narcolepsy;

     - submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for clearance to market PROVIGIL in the United States;

     - obtaining FDA clearance to make Myotrophin(R) (rhIGF-1) available to patients with amyotrophic lateral sclerosis (ALS) under a Treatment Investigational New Drug protocol;

     - filing by the Company's collaborator, TAP Holdings Inc., of an Investigational New Drug application to begin human clinical studies of CEP-2563 for the treatment of prostate cancer; and,

     - continuation of preclinical development of CEP-1347 for Alzheimer's disease.

     Corporate collaborations strengthened with these major accomplishments:

     - continuation of the co-promotion of Stadol NS(R) (butorphanol tortrate) with Bristol-Myers Squibb to neurologists;

     - licensing of Serzone(R) (nefazodone HCl), a second product from Bristol-Myers Squibb for co-promotion to neurologists; and

     - continuation of research funding under collaborations with TAP Holdings Inc. and SmithKline Beecham.

     The Company's financial position was strengthened by:

     - entering into an agreement for a $30 million private placement of convertible notes; and

     - selling its Beltsville, Maryland pharmaceutical manufacturing facility for approximately $25 million in a combination of cash and assumed lease obligations.

Considerable progress in organizational development also was made to expand the management team through the addition of experienced executives as Country Managers in France, Benelux, and Spain, and to the European clinical and marketing staffs.

     The Compensation Committee believes that these accomplishments during 1996 justified increases to executives' base salaries as well as the grant of annual bonuses.

     Cephalon has assembled a senior team with considerable biotechnology and pharmaceutical industry experience, and the Compensation Committee believes that executive retention and incentive will be critical in the years ahead as the Company seeks to move its product candidates toward commercialization. For this reason, and after comparisons with the level of option holdings of executives at biotechnology companies of similar size and product development stages, the Compensation Committee felt that additional stock option grants also should be made to the executive team in 1996.

     The Compensation Committee awarded restricted stock to the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, and the Senior Vice Presidents in 1996. These awards were made based on their performance during the year, recognizing that their retention and motivation are crucial to the long-term value of the Company.

COMPENSATION COMPONENTS

     The Company competes against both biotechnology and larger pharmaceutical companies in the market for qualified personnel. The Compensation Committee has established three categories of compensation for executives: base salary, annual incentive bonus and long-term incentives consisting of stock options and restricted stock awards. Salaries for experienced executives of biotechnology companies in the Philadelphia metropolitan area are heavily influenced by the salaries paid by the large pharmaceutical companies which maintain executive staffs in the region. The Company routinely competes against these companies in trying to attract qualified candidates and has successfully induced most of its current executives to leave such organizations. The salaries of Cephalon's executives are set below those levels which would be achieved by executives with similar levels of authority and experience in larger pharmaceutical companies. To compensate for this shortfall and remain competitive in the market for qualified executives, the Company places a correspondingly greater weight on variable pay incentives and longer-term compensation. The Compensation Committee believes that by putting an increased emphasis on variable pay amounts and long-term incentives, the Company is able to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and more risky environment. The Compensation Committee believes that stockholders in Cephalon share a similar risk profile.

     To ensure that the elements of an executive's compensation remain competitive with other small biotechnology companies, the Company conducts and subscribes to a number of compensation surveys. The surveys used for these purposes are provided by outside consultants and do not identify the names of participating companies. Using these surveys, the Company focuses primarily on companies of similar size and stage of development in the biotechnology industry, with the objective of setting a base salary which is generally above average when compared with these companies. Because the number of Cephalon employees exceeded 300 during the year, primary comparisons were made with companies at a similar stage of product development with between 150 and 499 employees. Many of the survey participants are included in the Index of NASDAQ Pharmaceutical Stocks used in the Comparative Stock Performance Graph on page 20 of this proxy statement.

     Base Salary. Executive salaries are reviewed by the Compensation Committee at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. During this review the Compensation Committee considers, in addition to the information provided by the salary surveys, the individual executive's contribution to the Company's achievements and changes in role and responsibility of the executive during the year. Because the Company is experiencing rapid growth and internal change, particular care is taken to ensure that expanded responsibilities are recognized in the calculation of base pay. Executive salary increases in 1996 ranged from 6% to 10% of base salary.

     In December 1996, the base salary of Dr. Baldino, the Company's President and Chief Executive Officer, was increased to $385,000 from $350,000, effective January 1997. The Compensation Committee reviewed the results of a survey of executive salaries of other biotechnology companies of similar size, focus, and stage of development and established Dr. Baldino's salary within the upper half of the range of the comparison group. The Compensation Committee made this adjustment after reviewing the progress made by the Company during 1996, as described in this report under the caption "Overview of 1996." The Compensation Committee noted that Cephalon had increased both in its worldwide operations and complexity during the year, and that the CEO's role had expanded in scope and importance commensurately. The Compensation Committee also noted there was considerable progress in organizational development with the strengthening of the management team through the addition of experienced executives in the European marketing and clinical staffs. Finally, the Compensation Committee noted the strengthening of the Company's financial condition due to the execution of an agreement for a $30 million private placement of convertible notes and the sale of the Beltsville, Maryland manufacturing facility for $25 million.

     Annual Incentive Bonus. Corporate and individual goals and milestones are established at the beginning of the year, and include targets for progress in the Company's research and drug development efforts and in entering into corporate collaborations, financings, and organizational development. The Compensation Committee provides bonus incentives for achievement of these goals because it believes that attainment of these goals will ultimately lead to the successful commercialization of the Company's product candidates and will be in the best long-term interests of the Company's stockholders.

     The granting of an annual incentive bonus is totally discretionary. The Compensation Committee has targeted bonus amounts for 1997 to be up to 60% of base salary for the CEO, 35% for the COO, and 30% for senior vice presidents. The 1996 bonus target levels were 60% of base salary for the CEO, 35% for the COO, and up to 30% for senior vice presidents. Bonus amounts for each executive are dependent upon the level of achievement of the corporation and the individual.

     During 1996, Dr. Baldino was granted an annual incentive bonus in cash in the amount of $198,000 representing 57% of his base salary at the time. The Compensation Committee reviewed achievements against objectives in determining that Dr. Baldino should be granted this bonus. Specifically, the Compensation Committee noted the progress made by the Company as described above under the captions "Overview of 1996" and "Compensation Components -- Base Salary."

     Under the Deferred Compensation Plan for executives, individuals holding the title of vice president or higher may defer receipt to a future year of all, or a portion, of any annual bonus. Interest on the deferred amounts is determined by the Compensation Committee on an annual basis. In 1996, the rate of interest was 10% and will continue at that rate in 1997.

     Long-Term Incentives. Long-term incentives have been provided by means of periodic grants of stock options under the Option Plan and the Equity Compensation Plan.

          Stock options: The options generally have exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of grant, vest over a four-year period and expire ten years from the date of grant. The Compensation Committee considers stock options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company's executives with the financial interests of its stockholders. Further, the vesting provisions of the Option Plan and the Equity Compensation Plan serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant. Stock options are generally granted at the time of employment, and may be granted periodically at the discretion of the Compensation Committee. The Compensation Committee determines the number of options to be granted by comparison to other biotechnology companies at similar stages of development. A survey of competitors reviewed by the Compensation Committee consisted of publicly traded biotechnology firms. Some but not all of these companies are included in the Index of NASDAQ Pharmaceutical Stocks in the Comparative Stock Performance Graph. A secondary objective is to ensure that valued executives have significant numbers of unvested options as an incentive to continue their employment and investment in the enterprise.

          Restricted stock awards: Restricted stock awards have also been granted periodically at the discretion of the Compensation Committee. Restrictions on the transfer of shares granted under restricted stock awards of Company Stock are based on service, performance and/or such other factors or criteria as the Compensation Committee may determine in its sole discretion. The Compensation Committee considers restricted stock awards to be a valuable and necessary compensation tool and an important component of the company's long-term incentives. The vesting provisions of the restricted stock awards serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant.

          In December 1996, Dr. Baldino was granted a restricted stock award for 25,000 shares of Common Stock and a stock option grant of 50,000 shares. Both the restricted stock award and the stock option grant vest over four years, at a 25% per year rate, on the anniversary of the award. In granting these awards, the Compensation Committee believed it important that a continuing long-term incentive for retention of his services be provided. The Compensation Committee also felt, based upon a review of the equity holdings of other founders of biotechnology companies, that these grants were warranted to remain at a comparable level. In addition, the Compensation Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on the executive team, and that their retention and motivation are crucial to long-term corporate value. Accordingly, a restricted stock award for 12,000 shares of Common Stock and a stock option grant of 12,000 shares was also granted in December 1996 to the Executive Vice President and Chief Operating Officer. In addition, restricted stock awards for 4,000 to 6,000 shares of common stock and stock option grants of 4,000 to 6,000 shares were also granted in December 1996 to the Senior Vice Presidents.

     Other Compensation. The Compensation Committee continued the matching contributions made by the Company under the Cephalon, Inc. 401(k) Profit Sharing Plan covering all of the Company's eligible employees. The match consists of $0.50 in cash and $0.50 in Common Stock for each $1.00 of employee contribution under the plan. This matching contribution is made only on the first 6% of employee contributions. In the absence of a defined benefit pension plan, this arrangement allows Cephalon to remain competitive with other companies in the biotechnology and pharmaceutical industries in providing for retirement savings.

     Payments during 1996 to the Company's executives under the various programs discussed above were made with regard to the provisions of section 162(m) of the Code which became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation." In accordance with current regulations, the amounts received upon the exercise of stock options under either the Option Plan or the Equity Compensation Plan will qualify as "performance-based compensation," but the value of the shares received when the shares of Restricted Stock become transferable will not qualify as "performance-based compensation."

                                          Respectfully submitted,

                                          Stock Option and Compensation
                                          Committee:
                                            Robert J. Feeney, Ph.D.
                                            Horst Witzel, Dr.-Ing.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY HOLDINGS OF CERTAIN BENEFICIAL OWNERS

     The following information indicates the beneficial owners of five percent or more of the outstanding shares of Common Stock of the Company as of December 31, 1996, and the number of shares and percentage of all outstanding shares beneficially owned by such persons.

                     NAME AND ADDRESS OF                        AMOUNT AND NATURE OF       PERCENTAGE
                      BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP(1)     OF CLASS(2)
-------------------------------------------------------------  -----------------------     -----------
Amerindo Investment Advisors Inc.(3).........................         2,531,000                10.3%
     One Embarcadero, Suite 2300
     San Francisco, CA 94111-3162
State of Wisconsin Investment Board..........................         2,325,300                 9.5%
     P. O. Box 7842
     Madison, WI 53707
Chiron Corporation...........................................         1,550,000                 6.3%
     4560 Horton Street
     Emeryville, CA 94608-2916
TAP Holdings Inc.............................................         1,225,532                 5.0%
     Bannockburn Lake Office Plaza
     2355 Waukegan Road
     Deerfield, IL 60015

---------------
(1) Except as indicated below, each beneficial owner named in this table has sole voting and investment power with respect to all shares of Common Stock set forth opposite its name above. The information in this table is presented in reliance on information contained in the stock records of the Company or disclosed by the beneficial owners in Schedules 13D and 13G reporting as of December 31, 1996, as filed with the Securities and Exchange Commission.

(2) The percentage for each beneficial owner is calculated based on (i) the aggregate number of all shares reported to be beneficially owned by such group or individual (including all shares issuable to such group or individual upon the exercise of outstanding stock options or warrants beneficially owned by them to the extent that such options or warrants are exercisable within sixty days of the date as to which such information is provided) and (ii) the aggregate number of shares of Common Stock outstanding as of December 31, 1996 (24,618,223).

(3) Amerindo Investment Advisors Inc. ("Amerindo"), Amerindo Investment Advisors, Inc. ("Amerindo Panama") and Alberto W. Vilar and Gary A. Tanaka state in a Schedule 13G/A, as amended that: (i) Amerindo is registered as an investment advisor under the Investment Advisors Act of 1940, as amended;
    (ii) Messrs. Vilar and Tanaka are the only directors and shareholders of Amerindo Panama and of Amerindo; (iii) Messrs. Vilar and Tanaka have shared voting and dispositive power as to all of the shares reported in such
    Schedule 13G/A; (iv) Amerindo has shared voting and dispositive power as to 2,323,500 of the shares reported in such Schedule 13G/A; (v) Amerindo Panama has shared voting and dispositive power as to 207,500 of the shares reported in such Schedule 13G/A; and (vi) each of Amerindo, Amerindo Panama and Messrs. Vilar and Tanaka disclaims membership in a group under Rule 13d-5 and disclaim beneficial ownership as to all of the shares reported in such
    Schedule 13G/A.

SECURITY HOLDINGS OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table summarizes the beneficial ownership of the Company's Common Stock by the Company's executive officers and directors as of March 1, 1997.

                                                                  AMOUNT AND NATURE
                                                                    OF BENEFICIAL       PERCENTAGE
                              NAME                                 OWNERSHIP(1)(2)      OF CLASS(3)
----------------------------------------------------------------  -----------------     -----------
Frank Baldino, Jr., Ph.D.(4)....................................        495,801             2.0%
Joseph J. Day. Jr. .............................................         19,945               *
William P. Egan(5)..............................................         77,484               *
Robert J. Feeney, Ph.D. ........................................         34,066               *
Peter E. Grebow, Ph.D. .........................................         77,512               *
Martyn D. Greenacre.............................................         22,500               *
Kevin E. Moley..................................................         11,250               *
Bruce A. Peacock................................................        258,901             1.0%
Barbara S. Schilberg............................................         35,581               *
Jeffry L. Vaught, Ph.D. ........................................         70,896               *
Horst Witzel, Dr.-Ing. .........................................         22,500               *
All executive officers and directors as a group (11 persons)....      1,126,436             4.4%

---------------
  * Less than 1%.

(1) Except as indicated below, the individual or groups named in this table have sole voting and investment power with respect to all shares of Common Stock indicated above.

(2) Includes shares which may be acquired upon the exercise of outstanding options and warrants that were exercisable as of March 1, 1997 as follows:
    Dr. Baldino 234,000 shares; Mr. Day 19,376 shares; Mr. Egan, Mr. Greenacre, Dr. Feeney, and Dr. Witzel 22,500 shares each; Dr. Grebow 66,375 shares; Mr. Moley 11,250 shares; Mr. Peacock 236,750 shares; Ms. Schilberg 35,000 shares; and Dr. Vaught 69,750 shares; and all executive officers and directors as a group 762,501 shares.

(3) The percentage for each group or individual is based on the aggregate of the shares outstanding as of December 31, 1996 (24,618,223) and all shares issuable to such group or individual upon the exercise of outstanding stock options to the extent that such options are exercisable by March 1, 1997.

(4) Includes 17,271 shares held in trusts for the benefit of Dr. Baldino's children, with his spouse as trustee.

(5) Includes 21,661 shares of Common Stock held by a trust for the benefit of Mr. Egan's children. Mr. Egan is not a trustee of this trust. Also includes 33,323 shares of Common Stock held by trusts of which Mr. Egan is a trustee and over which he shares voting and investment control. Mr. Egan disclaims beneficial ownership as to all of such shares held in trusts.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     Arthur Andersen LLP has served as the Company's independent public accountants since the Company's inception in 1987, and is expected to continue to serve in such capacity during 1997. The Company has requested that a representative of Arthur Andersen LLP attend the 1997 annual meeting of stockholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), and (ii) the Index of NASDAQ Pharmaceutical Stocks (the "Pharmaceutical Index"), assuming an investment of $100 on December 31, 1991 in each of: the Common Stock of the Company; the stocks comprising the NASDAQ Index; and the stocks comprising the Pharmaceutical Index.

12/31/91                                   100                 100                 100
6/30/92                                     60                  96                  73
12/31/92                                    82                 117                  83
6/30/93                                     89                 121                  63
12/31/93                                   119                 134                  74
6/30/94                                     65                 122                  53
12/30/94                                    60                 131                  56
6/30/95                                    135                 163                  70
12/29/95                                   296                 185                 102
6/28/96                                    144                 209                  88
12/31/96                                   149                 227                 102

                             SECTION 16(A) REPORTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and certain officers of the Company, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such directors, officers and more than ten percent stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations of such directors and officers that no other reports were required, all fiscal year 1996 Section 16(a) filing requirements applicable to its directors, officers and more than ten percent stockholders were complied with.

                                 OTHER MATTERS

     The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy card relating to the 1998 annual meeting, such proposals must be received by the Company not later than December 8, 1997. Proposals should be directed to the attention of the Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING EXHIBITS. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO INVESTOR RELATIONS, CEPHALON, INC., 145 BRANDYWINE PARKWAY, WEST CHESTER, PENNSYLVANIA 19380.

                                          By Order of the Board of Directors,

                                          BARBARA S. SCHILBERG
                                          Secretary

                                 CEPHALON, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 14, 1997


        The undersigned hereby appoints Frank Baldino, Jr., Ph.D. and Bruce A. Peacock or either one of them acting singly in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Cephalon, Inc. to be held on May 14, 1997, and any adjournment thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on any other matters properly brought before the meeting or any adjournment thereof, all as set forth in the March 26, 1997 proxy statement.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CEPHALON, INC.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                           Please mark
                                                           your votes    / X /
                                                           as in this
                                                           example


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR THE ADOPTION OF PROPOSAL 2

                                                   FOR              WITHHOLD
                                               all nominees     for all nominees
1. Election of Directors                           / /                / /
   Nominees: Frank Baldino, Jr. Ph.D.,
   William P. Egan, Robert J. Ferney, Ph.D.,
   Marlyn D. Greenacre, Kevin E. Moley,
   Bruce A. Peacock and Horst
   Witzel, Dr.-Ing.

WITHHOLD for the following only. (Write in the name of the nominee(s) in the space below)
_____________________________________________________________________________


2. Adoption of proposed amendment to          FOR       AGAINST       ABSTAIN
   the Equity Compensation Plan.              / /         / /           / /

                                        THE SHARES REPRESENTED BY THIS PROXY
                                        WILL BE VOTED AS DIRECTED BY THE STOCK-
                                        HOLDER, WHERE NO DIRECTION IS GIVEN WHEN
                                        THE DULY EXECUTED PROXY IS RETURNED SUCH
                                        SHARES WILL BE VOTED AT THE MEETING FOR
                                        ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR
                                        ADOPTION OF PROPOSAL 2.

                                        THE UNDERSIGNED HEREBY ACKNOWLEDGES
                                        RECEIPT OF THE NOTICE OF ANNUAL MEETING.
                                        PROXY STATEMENT AND ANNUAL REPORT OF
                                        CEPHALON, INC.

                                                          I PLAN TO
                                                            ATTEND    / /
                                                            MEETING

Signature(s) _________________________________________  Date ___________________
NOTE: Please sign as name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.